EXHIBIT 2.1(a)
                          PLAN AND AGREEMENT OF MERGER

      THIS PLAN AND AGREEMENT OF MERGER ("Agreement"), dated as of the ________ day of _______, 1996, is made and entered into by and between Westmark Group Holdings, Inc., a Colorado corporation (the "Company"), and Westmark Group Holdings, Inc.-Delaware, a Delaware corporation ("Westmark-Delaware"). W I T N E S S E T H:

      WHEREAS, the Company is a corporation organized and existing under the laws of the State of Colorado, having been incorporated on first day of December, 1986; and

      WHEREAS, Westmark-Delaware is a wholly-owned subsidiary corporation of the Company, having been incorporated on the _____ day of ______, 1996; and WHEREAS, the respective Boards of Directors of the Company and WestmarkDelaware determined that it is desirable to merge the Company into Westmark-Delaware ("Merger").

      NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Company shall be merged into Westmark-Delaware upon the terms and conditions hereinafter set forth.

                                   ARTICLE I
                                    MERGER

      On the effective date of the Merger ("Effective Date") as provided herein, the Company shall be merged into Westmark-Delaware, the separate existence of the Company shall cease, and Westmark-Delaware ("Surviving Corporation") shall continue to exist under the name of Westmark Group Holdings, Inc. by virtue of, and shall be governed by, the laws of the State of Delaware. The filing of this Agreement with the Delaware Secretary of State shall effect the name change of Westmark Group Holdings, Inc.-Delaware to Westmark Group Holdings, Inc., and this shall be in lieu of filing an amendment to the WestmarkDelaware Certificate of Incorporation. The address of The Prentice-Hall Corporation System, Inc., the registered office of the Surviving Corporation in the State of Delaware, is 32 Loockerman Square, Suite L100, Dover, Kent County, Delaware 19901. The Company appoints the Colorado Secretary of State to be the Company's registered agent in the State of Colorado. A-1


                                  ARTICLE II
              ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

      The Articles of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Westmark-Delaware ("Delaware Charter") as in effect on the date hereof without change unless and until amended in accordance with applicable law.

                                  ARTICLE III
                      BYLAWS OF THE SURVIVING CORPORATION

      The Bylaws of the Surviving Corporation shall be the Bylaws of


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Westmark-Delaware  ("Delaware  Bylaws") as in effect on the date hereof  without change unless and until amended in accordance with applicable law.

                                   ARTICLE IV
              EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

      4.01. On the Effective Date, each outstanding share of common stock of the Company, no par value ("Common Stock"), shall be converted into one share of WestmarkDelaware common stock, par value .001 ("Delaware Common Stock"), except for those shares with respect to which the holders thereto duly exercise their dissenters' rights pursuant to Title 7, Article 113 of the Colorado Revised Statutes Annotated ("CRSA"), and each outstanding share of Delaware Common Stock held by the Company shall be retired and cancelled.

      4.02. On the Effective Date, each outstanding share of preferred stock of the Company ("Preferred Stock") shall be converted into one share of Delaware preferred stock, par value .001 ("Delaware Preferred Stock"), except for those shares with respect to which the holders thereto duly exercise their dissenters' rights pursuant to Title 7, Article 113 of the CRSA, and each outstanding share of Delaware Preferred Stock held by the Company shall be retired and cancelled.

      4.03. After the Effective Date, certificates representing shares of the Common Stock will represent shares of Delaware Common Stock. Each holder of a certificate or certificates representing one or more shares of Common Stock, upon surrender of the same to the transfer agent or the Company, shall be entitled to receive in exchange therefor a certificate or certificates representing one or more shares of Delaware Common Stock.

      4.04. After the Effective Date, certificates representing shares of the Preferred Stock will represent shares of Delaware Preferred Stock. Each holder of a certificate or certificates representing one or more shares of Preferred Stock, upon surrender of the same to the transfer agent or the Company, shall be entitled to receive in exchange therefor a certificate or certificates representing one or more shares of Delaware Preferred Stock.


                                     A-2

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                                   ARTICLE V
                        CORPORATE EXISTENCE, POWERS AND
                     LIABILITIES OF SURVIVING CORPORATIONS

      5.01. On the Effective Date, the separate existence of the Company shall cease. The Company shall be merged with and into Westmark-Delaware, the Surviving Corporation, in accordance with the provisions of this Agreement. Thereafter, WestmarkDelaware shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities, and duties of each of the parties to this Agreement; and all and singular, the rights, privileges, powers, and franchises of the Company and Westmark-Delaware, and all property, real, personal, and mixed, and all debts due to each of them on whatever account, shall be vested in WestmarkDelaware; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of Westmark-Delaware, the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise, vested in the Company and Westmark-Delaware or either of them, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon the property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of the Company, shall thenceforth attach to Westmark-Delaware, and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

      5.02. The Company agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest, of the Company and otherwise to carry out the intent and purposes of this Agreement.

                                   ARTICLE VI
                 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

      6.01. Upon the Effective Date, the officers and/or directors of the Surviving Corporation shall be the officers and/or directors of Westmark-Delaware in office at such date, and such persons shall hold office in accordance with the Delaware Bylaws until their respective successors shall have been appointed or elected.

      6.02. If, upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the Delaware Bylaws.


                                     A-3

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                                 ARTICLE VII
                   APPROVAL BY SHAREHOLDERS; EFFECTIVE DATE;
                  CONDUCT OF BUSINESS PRIOR TO EFFECTIVE DATE

      7.01. Soon after the approval of this Agreement by the requisite number of shareholders of the Company, the respective Boards of Directors of the Company and Westmark-Delaware will cause their duly authorized officers to make and execute Articles of Merger effecting this Agreement and shall cause the same to be filed with the Secretaries of State of Colorado and Delaware, respectively, in accordance with the CRSA and Delaware General Corporation Law ("DGCL"). The Effective Date shall be the date on which the Merger becomes effective under the DGCL.

      7.02. The Boards of Directors of the Company and Westmark-Delaware may amend this Agreement and the Delaware Charter at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of the Company may not (i) change the amount or type of shares to be received in exchange for or on conversion of the shares of the capital stock, (ii) change any term of the Delaware Charter, or (iii) change any of the terms and conditions of this Agreement if such change would adversely affect the holders on the capital stock.

                                 ARTICLE VIII
                             TERMINATION OF MERGER

      This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of the Company and Westmark-Delaware.

                                  ARTICLE IX
                                 MISCELLANEOUS

      In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

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      IN WITNESS WHEREOF, (i) Westmark-Delaware has caused this Agreement to be signed by the President of Westmark-Delaware and attested by the Secretary of WestmarkDelaware pursuant to authorization contained in a resolution adopted by the Board of Directors of Westmark-Delaware approving this Agreement and (ii) the Company has caused this Agreement to be signed by the President of the Company and attested by the Secretary of the Company pursuant to authorization contained in a resolution adopted by the Board of Directors of the Company approving this Agreement.

                         WESTMARK GROUP HOLDINGS, INC.-
                        DELAWARE, a Delaware corporation


ATTEST:                             By__________________________________________
                                      ________________, President
---------------------------------
_______________, Secretary

                                    WESTMARK GROUP HOLDINGS, INC.,
                                    a Colorado corporation

ATTEST:                             By__________________________________________
                                      _________________, President
---------------------------------
_______________, Secretary

      The undersigned, Dawn Drella, as Secretary of Westmark Group Holdings, Inc.Delaware, a Delaware corporation, hereby certifies (i) that the foregoing Merger was duly approved by the affirmative vote of the sole holder of all outstanding shares of Delaware Common Stock (ii) that the Delaware Common Stock was the only classes of shares of said corporation outstanding at the time of such approval.

      WITNESS my hand this the _______ day of __________________________, 1996.


                                    --------------------------------------------
                                    Secretary

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      The undersigned, __________________, as Secretary of Westmark Group
Holdings, Inc., a Colorado corporation, hereby certifies (i) that the foregoing Merger was duly adopted by _______% of the holders of all outstanding shares of Common Stock and (ii) that the Common Stock was the only class of voting shares of said corporation's capital stock outstanding at the time of such adoption. WITNESS my hand this the _________ day of __________________________, 1996.



                                    --------------------------------------------
                                    Secretary



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